EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-113935, 333-82239) and Form S-8 (Nos. 333-130101, 333-91858, 333-55642, 333-39736, 333-77803, 333-04544, 333-69141, 333-30693, 333-04055) of Identix Incorporated of our report dated September 13, 2005, except for Note 14 as to which the date is February 13, 2006, relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.
/s/ PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
February 13, 2006